Exhibit D.5



                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION



THE CONNECTICUT LIGHT AND POWER         )          Docket Nos. EC01-
COMPANY                                 )                      ER01-






               APPLICATION SEEKING AUTHORIZATION FOR THE SALE OF
              JURISDICTIONAL FACILITIES, FILING FOR ACCEPTANCE OF
              RELATED INTERCONNECTION AND OPERATION AGREEMENT, AND
                          REQUEST FOR EXPEDITED TREATMENT














                                                 David B. Raskin
                                                 Viet H. Ngo
                                                 Jeffrey S. Burk
                                                 Steptoe & Johnson LLP
                                                 1330 Connecticut Avenue, N.W.
                                                 Washington, D.C. 20036

                                                 Counsel for The Connecticut
                                                 Light and Power Company

                                  TABLE OF CONTENTS


I.    INTRODUCTION

II.   EFFECTIVE DATE

III.  BACKGROUND

IV.   DESCRIPTION OF THE PARTIES

        A. DESCRIPTION OF APPLICANT

        B. DESCRIPTION OF CRRA

        C. CONNECTICUT RESTRUCTURING PROGRAM

V.    DESCRIPTION OF THE PROPOSED TRANSACTION

        A.  RELEVANT AGREEMENTS

        B.  DESCRIPTION OF JURISDICTIONAL FACILITIES BEING TRANSFERRED

VI.   THE PROPOSED DISPOSITION OF FACILITIES IS CONSISTENT WITH THE PUBLIC
      INTEREST

        A.  THE TRANSACTION WILL HAVE NO ADVERSE EFFECT ON COMPETITION

        B.  THE TRANSACTION WILL HAVE NO ADVERSE EFFECT ON RATES

        C.  THE TRANSACTION WILL NOT IMPAIR THE EFFECTIVENESS OF REGULATION

VII.  INFORMATION REQUIREMENTS PURSUANT TO SECTION 33.2 OF THE
      COMMISSION'S REGULATIONS

             (a) Section 33.2(a). The exact name and address of the principal business office of the applicants.

             (b) Section 33.2(b). Name and address of the persons authorized to receive notices and communications with respect to the application.

             (c) Section 33.2(c). Designation of the territories served, by counties and states.

             (d) Section 33.2(d). A general statement briefly describing the facilities owned or operated for transmission of electric energy in interstate commerce or the sale of electric at wholesale in interstate commerce.

             (e) Section 33.2(e). Whether the application is for disposition of facilities by sale, lease, or otherwise, a merger or consolidation of facilities, or for purchase or acquisition of securities of a public utility, also a description of the consideration, if any, and the method of arriving at the amount thereof.

             (f) Section 33.2(f). A statement of facilities to be disposed of, consolidated, or merged, giving a description of their present use and of their proposed use after disposition, consolidation, or merger. State whether the proposed disposition of facilities or plan for consolidation or merger includes all the operating facilities of the parties to the transaction.

             (g) Section 33.2(g). A statement (in the form prescribed by the Commission's Uniform System of Accountsfor Public Utilities and Licensees) of the cost of the facilities involved in the sale, lease, or other dispositionor merger or consolidation.
                  If original cost is not known,an estimate of original cost based, insofar as possible,upon records or data of the applicant or its predecessors must be furnished, together with a full explanation of themannerin which such estimate has been made, and a description and statement of the present custody of all existing pertinent data and records.

             (h) Section 33.2(h). A statement as to the effect of proposed transaction upon any contract for the purchase, sale, or interchange of electric energy.

             (i) Section 33.2(i). A statement as to whether or not any application with respect to the transaction or any part thereof is required to be filed with any other federal or state regulatory body.

             (j) Section 33.2(j). The facts relied upon by the applicants to show that the proposed disposition, merger, or consolidation of facilities or acquisition of securities will be consistent with the public interest.

             (k) Section 33.2(k). A brief statement of franchises held, showing date of expiration if not perpetual.

             (l)  Section 33.2(l).  Form of notice.

VIII. REQUIRED EXHIBITS UNDER SECTION 33.3 OF THE COMMISSION'S
      REGULATIONS

IX.   FILING FOR ACCEPTANCE OF I&O AGREEMENT PURSUANT TO SECTION 205 OF
      THE FPA

X.    REQUEST FOR EXPEDITED APPROVAL WITHOUT HEARING


                                  ATTACHMENTS

Attachment A         Statement of the Measure of Control

Attachment B         Agreements Related to the Transaction

Attachment C         Form of Notice

                            UNITED STATES OF AMERICA
                                  BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION



THE CONNECTICUT LIGHT AND                   )     Docket Nos. EC01-
POWER COMPANY                               )                 ER01-






                APPLICATION SEEKING AUTHORIZATION FOR THE SALE OF
              JURISDICTIONAL FACILITIES, FILING FOR ACCEPTANCE OF
              RELATED INTERCONNECTION AND OPERATION AGREEMENT, AND
                        REQUEST FOR EXPEDITED TREATMENT


I. INTRODUCTION

   Pursuant to Sections 203 and 205 of the Federal Power Act ("FPA")<F1>
and Parts 33 and 35 of the Commission's regulations <F2>, The Connecticut Light and Power Company ("CL&P" or "Applicant") hereby seeks approval pursuant to
Section 203 for the transfer by CL&P to Connecticut Resources Recovery Authority ("CRRA")<F3> of certain jurisdictional transmission facilities associated with the South Meadow station, an approximately 250-MW plant consisting of two steam turbines and four jet turbine sets located in
Hartford, Connecticut, which CL&P is selling to CRRA.   CL&P also requests
acceptance for filing pursuant to Section 205 of an Interconnection and Operation Agreement ("I&O Agreement") by and between CL&P and CRRA. As demonstrated herein, the transaction will have no adverse effect on competition, rates, or regulation, and will be consistent with the public interest. In addition, the rates, terms, and conditions contained in the I&O Agreement filed herewith are just and reasonable and should be accepted for filing under FPA Section 205 without modification or condition.

II. EFFECTIVE DATE

   CL&P has a contractual obligation to secure an effective date of no later than February 28, 2001, in order to consummate the sale. Regulatory approvals are necessary to secure the effective date by that time. Accordingly, CL&P respectfully requests expedited treatment of this application. To permit the parties to close the transaction as scheduled, CL&P respectfully requests the Commission to grant Section 203 approval of this transaction and accept for filing under Section 205 the I&O Agreement included herewith by no later than February 28, 2001.

III. BACKGROUND

   Pursuant to Connecticut's Act Concerning Electric Restructuring <F4> and a divestiture plan approved by the Connecticut Department of Public Utility Control("DPUC")<F5>, Applicant was required to unbundle and dispose all of its generating assets from its transmission and distribution functions, which it intended to do by public auction. CL&P's South Meadow facility includes steam turbines that accept steam produced by CRRA's municipal solid waste processing facility adjacent to the turbines on the South Meadow site. Due to the possibility of a third party acquiring South Meadow land and generating assets at public auction, CRRA initiated a condemnation action ("taking"), approved by DPUC, to acquire South Meadow generating assets and land. Under the threat of the taking, Applicant and CRRA agreed to the sale of certain South Meadow generating facilities and land pursuant to a Title Transfer Agreement, dated December 22, 2000.

   The authorization requested in this Application is thus consistent with the public interest in that it would support CRRA's refuse-disposal and recycling efforts while permitting Applicant to divest generating assets in accordance with the requirements of Connecticut restructuring legislation and DPUC orders.

IV. DESCRIPTION OF THE PARTIES

   A. Description Of Applicant

      CL&P is an operating utility subsidiary of Northeast Utilities
("NU"), a registered public utility holding company under Section 79e(a) of
the Public Utility Holding Company Act of 1935 ("PUHCA")<F6>.   CL&P owns and
operates generation, transmission and distribution facilities and provides retail service to approximately 1.1 million customers in the state of Connecticut. CL&P has already completed the divestiture of virtually all of its non-nuclear generation capacity <F7> and will divest its nuclear assets before January 1, 2004. <F8>

   In addition to CL&P, NU has wholly owned operating utility subsidiaries in Massachusetts and New Hampshire. CL&P and the other NU Operating Companies are "public utilities" under the FPA, owning approximately 3,000 circuit miles of transmission lines. <F9> The NU Operating Companies provide open access transmission services over pool transmission facilities ("PTF") under the New England Power Pool ("NEPOOL") Open Access Transmission Tariff and over non-PTF under NU Operating Companies Tariff No.
9 ("Tariff No. 9"). Applicant and the other NU Operating Companies are authorized by the Commission to sell wholesale power at market-based rates.
<F10>

   B. Description of CRRA

   CRRA is a body politic and corporate constituting a public instrumentality and political subdivision of the State of Connecticut established by statute for the performance of essential public and governmental functions. CRRA operates various waste-disposal and recycling facilities throughout the State of Connecticut. CRRA owns and operates refuse- and coal-fired boilers at South Meadow that consume up to 2,000 pounds of waste per day from CRRA's Mid-Connecticut Resource Recovery Facility ("Mid-Connecticut"). These facilities generate the steam equivalent of up to 68.5 MWs, and their steam output has historically been sold to Applicant under a long-term DPUC-approved Energy Purchase Agreement. CRRA's steam is then used in CL&P's turbine generators to provide electricity. CRRA's steam-generating facilities and Mid-Connecticut are located at the South Meadow site, which Applicant leases to CRRA. The South Meadow and Mid-Connecticut operations are part of CRRA's recycling and refuse disposal plan under the Connecticut Solid Waste Management Services Act.<F11> CRRA has developed, financed, and participated in the operation of the other waste to energy plant facilities in Connecticut.

   C. Connecticut Restructuring Program

   On April 29, 1998, the state of Connecticut enacted comprehensive electric utility restructuring legislation to promote retail electric competition in the state. The legislation allows for the recovery of stranded costs and mandates the functional separation of competitive and regulated businesses. As a result of the restructuring legislation and implementing orders of the DPUC, all retail customers in Applicant's service territory are now free to choose their own suppliers of electric power. In addition, in order to reduce stranded costs recoverable from retail customers under the restructuring legislation, Applicant has already divested non-nuclear generation and is required to divest nuclear generating assets by January 1, 2004.

   As noted, CRRA's refuse- and coal-fired steam generating facilities at South Meadow generate the steam equivalent of up to 68.5 MW by using processed refuse from Mid-Connecticut. Applicant has historically operated South Meadow in conjunction with CRRA's steam-generation facilities and Applicant's rights and obligations to purchase the steam output of those facilities. In light of the relationship between CRRA and Applicant's generating facilities, CRRA was concerned that divestiture of South Meadow to a third party would have a detrimental impact on CRRA's South Meadow and Mid-Connecticut operations and interfere with its recycling and refuse-disposal plan. Consequently, CRRA sought and received DPUC approval for the taking.
<F12>

V. DESCRIPTION OF THE PROPOSED TRANSACTION

   A. Relevant Agreements

   Under threat of the taking, Applicant and CRRA entered into the
Title Transfer Agreement, which establishes the price and other terms and conditions of the transaction. Applicant and CRRA have agreed to a price for
South Meadow of $10 million. <F13>   Applicant will retain at the South Meadow
certain easements for transmission and distribution facilities, including associated communications equipment. CRRA will assume all environmental liabilities relating to actual or alleged contamination at the South Meadow site. Among other things, CRRA will be responsible for remediation activities that may be necessary to address the presence or release of hazardous substances and will take responsibility for such monitoring and investigation of contamination as may be required.

   Applicant and CRRA also entered into the I&O Agreement that sets forth the terms and conditions under which South Meadow will remain interconnected with Applicant's transmission system after the transaction.
The I&O Agreement is described in greater detail in infra Part VII. Through two new electricity purchase agreements, CL&P will continue to purchase the electrical output of the South Meadow facilities. Under a related
Electricity Generating Agreement, CRRA will sell the first 250,000,000 kWh of South Meadow's output per contract year to Enron Power Marketing, Inc.
("EPM"), which in turn will resell the 250,000,000 kWh to Applicant pursuant to another Electricity Purchase Agreement, which runs through May 31, 2012.
<F14>   Under a second Electricity Purchase Agreement, Applicant will purchase from CRRA South Meadow's output in excess of 250,000,0000 kWh per contract year through May 31, 2012.

   B. Description of Jurisdictional Facilities Being Transferred

   FPA Section 203 requires Commission approval for the disposition of facilities subject to the Commission's jurisdiction with a value in excess of $50,000. Applicant owns and operates interconnection facilities associated with South Meadow that are jurisdictional transmission facilities for purposes of Section 203 and are being sold to CRRA. <F15> The jurisdictional facilities being transferred consist of generator lead-line equipment, including four generator step-up transformers, two short 115-kV overhead lines, 115-kV bus and motor-operated disconnect switches in the generator lead connections to CL&P's switchyard bus, and associated protective relay and control equipment and cabling. These jurisdictional facilities have an aggregate value in excess of $50,000, and thus the transaction involves a disposition of jurisdictional facilities requiring Commission approval pursuant to Section 203 of the FPA.

VI. THE PROPOSED DISPOSITION OF FACILITIES IS CONSISTENT WITH THE PUBLIC
INTEREST

   Under Section 203 of the FPA, the Commission "shall approve" the disposition of jurisdictional facilities if such disposition is "consistent with the public interest." Thus, the Commission should approve an application under Section 203 when the applicant demonstrates that the transaction is compatible with the public interest. <F16> As shown below, the sale described in this application is consistent with the public interest because it does not adversely affect competition, will not adversely affect rates, and will not impair state or federal regulation. Although a showing of affirmative benefits to the public is not required under Section 203,<F17> the sale of South Meadow will affirmatively benefit the public interest by facilitating the divestiture of generation and furthering the restructuring of the electric power industry in Connecticut consistent with restructuring legislation and Applicant's divestiture plan approved by the DPUC.

   In its Merger Policy Statement,<F18>  the Commission adopted a three-
part test for evaluating whether a proposed merger or acquisition is consistent with the public interest. This test entails an examination of the transaction's effects on competition, wholesale rates, and the effectiveness of regulation by state and federal agencies. In recent orders, the Commission has applied this three-part test to Section 203 applications involving the transfer of generating assets and related jurisdictional
transmission facilities.<F19>   On November 15, 2000, in its Final Rule on
Revised Filing Requirements Under Part 33 of the Commission's Regulations, the Commission reaffirmed its reliance on the three-part test in evaluating
Section 203 applications.<F20>

   A. The Transaction Will Have No Adverse Effect on Competition

   The transaction will have no adverse effect on competition because it involves the transfer of generation facilities from Applicant, which, together with its affiliates, still owns substantial generating assets, to an entity, CRRA, that owns or operates only a few generating assets with a net
generating capacity of 110 MWs.<F21>   Moreover, the sale to CRRA is part of a
broader divestiture by Applicant and NU's other operating companies of all their generating assets that will significantly reduce the shares of generating capacity held by such companies in NEPOOL. In short, the transaction will have no adverse effect on competition.

   B. The Transaction Will Have No Adverse Effect on Rates

   The Commission's primary concern under this element of its analysis is "the protection of wholesale ratepayers and transmission customers."<F22> CRRA does not have any captive wholesale or retail ratepayers and does not have any transmission customers. Applicant is a seller under various wholesale sales contracts on file with the Commission. The transaction does not involve the transfer or alteration of any such contracts or the sale of generating units linked to sales under such contracts. Consequently, the sale of South Meadow to CRRA will have no effect on existing wholesale customers. Nor will the transaction have any effect on transmission rates. None of the jurisdictional facilities being transferred to CRRA are currently rolled into or otherwise included in the calculation of transmission rates charged under Tariff No. 9 or the NEPOOL Open Access Transmission Tariff.

   C. The Transaction Will Not Impair the Effectiveness of
Regulation

   The Commission focuses on two issues in deciding whether a proposed transaction could impair effective regulation: whether the transaction would shift regulatory authority from the Commission to the Securities and Exchange Commission ("SEC") or otherwise diminish Commission authority and whether affected states have the authority to act on the proposed sale transaction.
<F23> Neither of these concerns exist here.

   The transaction will not impair Commission regulation of the jurisdictional facilities at issue in this application. The transaction does not involve the formation of a new registered holding company system and thus will not result in a transfer of regulatory authority from the Commission to the SEC. To the extent the Commission is concerned about the transfer of generation assets to a non-jurisdictional entity, Applicant notes that CRRA's arrangements with Applicant and EPM significantly mitigate the impact that the transaction might have on the Commission's ability to regulate wholesale sales from these facilities. The output of South Meadow will be sold to Applicant for resale, which the Commission will be able to regulate under Applicant's market-based rate tariff. As the Commission observed under similar circumstances involving the transfer of jurisdictional facilities to another non-jurisdictional entity, the end result may be a net increase in the Commission's jurisdiction.<F24>

   Similarly, state regulatory authority will not be impaired by the proposed transaction. Not only does the transaction involve the direct exercise of state authority by the CRRA, but acquisition of the facility by CRRA's condemnation powers was approved by the DPUC, which has the responsibility to protect the interests of Connecticut retail electric customers. This Commission's approval of the disposition of jurisdictional facilities will enable the CRRA and the DPUC to fulfill their statutory responsibilities under Connecticut environmental and restructuring legislation, respectively.

VII. INFORMATION REQUIREMENTS PURSUANT TO SECTION 33.2 OF THE COMMISSION'S REGULATIONS

   Applicants are submitting the following information pursuant to the filing requirements in 18 C.F.R. Section 33.2 (2000).

   (a) Section 33.2(a). The exact name and address of the principal business office of the applicants.

The Connecticut Light and Power Company    Northeast Utilities Service Company
107 Selden Street                          107 Selden Street
Berlin, CT 06037                           Berlin, CT 06037


   (b) Section 33.2(b). Name and address of the persons authorized to receive notices and communications with respect to the application.

Monique Rowtham-Kennedy                     David B. Raskin
Northeast Utilities Service Company         Steptoe & Johnson LLP
P.O. Box 270                                1330 Connecticut Avenue N.W.
Hartford, CT 06141                          Washington, DC 20036
(860) 665-5000                              (202) 429-6245
(860) 665-5504 (fax)                        (202) 429-3902 (fax)
rowthm@nu.com                               draskin@steptoe.com


   (c) Section 33.2(c). Designation of the territories served, by counties and states.

    Applicant's distribution service territory includes all or part of every county in the state of Connecticut.

   (d) Section 33.2(d). A general statement briefly describing the facilities owned or operated for transmission of electric energy in interstate commerce or the sale of electric at wholesale in interstate commerce.

   Applicant owns and operates transmission facilities located in Connecticut. Applicant's transmission facilities consist of approximately 1,597 circuit miles of overhead transmission and approximately 48 miles of underground transmission operated at voltages of 69 kV, 115 kV, and 345 kV, with a net book value of $269 million.

   (e) Section 33.2(e). Whether the application is for disposition of facilities by sale, lease, or otherwise, a merger or consolidation of facilities, or for purchase or acquisition of securities of a public utility, also a description of the consideration, if any, and the method of arriving at the amount thereof.

   The facilities are being disposed of by sale. Applicant seeks authorization for the transfer of the facilities described in supra Part V.B. Consideration for the proposed transaction is described in supra Part V.A.

   (f) Section 33.2(f). A statement of facilities to be disposed of, consolidated, or merged, giving a description of their present use and of their proposed use after disposition, consolidation, or merger. State whether the proposed disposition of facilities or plan for consolidation or merger includes all the operating facilities of the parties to the transaction.

   The jurisdictional facilities being disposed of are described in supra Part V.B. After the disposition, these facilities will continue to be used for the generation and sale of electric energy. These facilities are currently used to interconnect South Meadow generating facilities to Applicant's transmission system at South Meadow. It is anticipated that the sale will not affect the use of these jurisdictional facilities.

   (g) Section 33.2(g). A statement (in the form prescribed by the Commi-ssion's Uniform System of Accounts for Public Utilities and Licensees)of the cost of the facilities involved in the sale, lease, or other disposition or merger or consolidation. If original cost is not known, an estimate of original cost based, insofar as possible, upon records or data of the applicant or its predecessors must be furnished, together with a full explanation of the manner in which such estimate has been made, and a description and statement of the present custody of all existing pertinent data and records.

   As discussed in infra Part VIII, applicants seek waiver of the requirement to file a statement of the costs of the facilities involved in the proposed transaction consistent with the Commission's Uniform System of Accounts.

   (h) Section 33.2(h). A statement as to the effect of proposed transaction upon any contract for the purchase, sale, or interchange of electric energy.

   As discussed in supra Part VI.B, the proposed transaction will have no effect on any jurisdictional contract for the purchase, sale, or interchange of electric energy.

   (i) Section 33.2(i). A statement as to whether or not any application with respect to the transaction or any part thereof is required to be filed with any other federal or state regulatory body.

   As noted, CRRA obtained approval from the DPUC for the acquisition.
In addition, this transaction will require further approvals from DPUC. Approval by the Securities and Exchange Commission on behalf of NU will also
be required under Section 12(d) of PUHCA.<F25>   Except for that approval and
those authorizations requested by this application, no other regulatory approvals are required in connection with this transaction.

   (j) Section 33.2(j). The facts relied upon by the applicants to show that the proposed disposition, merger, or consolidation of facilities or acquisition of securities will be consistent with the public interest.

   The relevant facts demonstrating that this transaction is in the public interest are set forth in supra Part VI of this Application.

   (k) Section 33.2(k). A brief statement of franchises held, showing date of expiration if not perpetual.

   Applicant has the necessary franchises and other rights to furnish electric service in various municipalities or territories in which it currently provides such service.

   (l) Section 33.2(l).  Form of notice.

   A form of notice of the instant application suitable for publication in the Federal Register is included as Attachment I to this application. An electronic version of the notice is also provided on a 3 1/2 inch diskette in WordPerfect 5.1 for DOS.

VIII. REQUIRED EXHIBITS UNDER SECTION 33.3 OF THE COMMISSION'S REGULATIONS

   Applicant is submitting or seeking waivers of the following exhibits pursuant to the filing requirements in 18 C.F.R. Section 33.3 (2000). Applicant requests waiver of the requirement to include Exhibits A and Exhibits C through G in light of the limited nature of the facilities that are the subject of this application. In accordance with the Exhibit B requirement, attached hereto is a statement of measure of control or ownership exercised by or over Applicant. In accordance with the Exhibit H requirement, attached hereto is a copy of the Title Transfer Agreement, I&O Agreement, Electricity Purchase Agreements by and between Applicant and CRRA and by and between Applicant and EPM. Applicants request waiver of the
Exhibit I requirement due to the limited scope of the jurisdictional facilities associated with the transaction.

   IX. FILING FOR ACCEPTANCE OF I&O AGREEMENT PURSUANT TO SECTION 205 OF THE
FPA

   The Commission has determined that generator interconnection agreements must be filed pursuant to Section 205 of the FPA.<F26> Accordingly, Applicant is filing, pursuant to Part 35 of the Commission's regulations, the I&O Agreement entered into by Applicant and CRRA as part of this transaction. This agreement sets forth the terms and conditions under which South Meadow will remain interconnected with Applicant's transmission system after the transaction. Any operations and maintenance charges associated with the interconnection facilities would be recovered in transmission rates collected by NEPOOL under its Open Access Transmission Tariff. Because the I&O Agreement constitutes a rate schedule change other than a rate increase under 18 C.F.R. Section 35.13(a)(2)(iii) of the Commission's regulations, Applicant provides, to the extent not already provided above and with the exceptions noted below, the following information required by 18 C.F.R. Sections 35.13(b) and 35.13(c):

   Applicant requests an effective date of February 28, 2001 for the I&O Agreement;

   a copy of this filing has been sent to:

   Connecticut Resources Recovery Authority
   100 Constitution Plaza
   Hartford, Connecticut  06103

   Connecticut Department of Public Utility Control
   10 Franklin Square
   New Britain, Connecticut  06051

   the proposed rate schedule change reflects the terms and conditions under which South Meadow will remain interconnected with PTF owned by Applicant;

   the reason for the rate schedule change is the transfer to CRRA of generating facilities interconnected with Applicant's transmission system;

   the requisite agreement to the proposed rate schedule change is evidenced by CRRA's execution of the I&O Agreement;

   no costs are being recovered under the I&O Agreement, so there are no costs associated with the proposed rate change that have been alleged or judged in any administrative proceeding to be illegal, duplicative or unnecessary costs that are demonstrably the product of discriminatory employment practices;

   the I&O Agreement will supersede the Interim I&O Agreement by and between Applicant and CRRA, dated May 31, 2000, that was submitted in Docket No. ER00-2653-000 on May 31, 2000, and accepted for filing by the Commission in an Unreported Letter Order Dated July
   21, 2000; neither the I&O Agreement nor the Interim I&O Agreement involves any rates or charges, however, so no comparison of costs and revenues described in 18 C.F.R. Sections 35.13(c)(1) and 35.13(c)(2) is possible;

   no specifically assignable jurisdictional facilities have been or will be installed or modified in order to supply service under the I&O Agreement.

X. REQUEST FOR EXPEDITED APPROVAL WITHOUT HEARING

   Applicant respectfully requests that the Commission approve the disposition of jurisdictional facilities associated with South Meadow on an expedited basis and without a hearing. The facts and supporting analysis of competitive issues contained in this Application should be sufficient for the Commission to find that this transaction is consistent with the public interest, and that the terms and conditions of the I&O Agreement are just and reasonable. Applicant respectfully requests that the necessary approval and acceptance be granted by February 28, 2001, so that the transaction can close as scheduled.

XI. CONCLUSION

   For the reasons stated herein, CL&P respectfully requests that the Commission expeditiously approve this Application under Section 203 of the FPA and accept the related I&O Agreement for filing under Section 205 of the FPA without modification or condition.

                                Respectfully submitted,
                                The Connecticut Light and Power Company


                                By: /S/Monique Rowtham-Kennedy
                                Monique Rowtham-Kennedy
                                Northeast Utilities Service Company
                                P.O. Box 270
                                Hartford, Connecticut  06141

                                David B. Raskin
                                Viet H. Ngo
                                Jeffrey S. Burk
                                Steptoe & Johnson LLP
                                1330 Connecticut Avenue, N.W.
                                Washington, D.C.  20036

                                Counsel for The Connecticut Light and Power
                                Company


Dated:  January 12, 2001



                          CERTIFICATE OF SERVICE

   I hereby certify that I have this day caused the foregoing
Application of The Connecticut Light and Power Company for Commission Approval of Disposition of Assets Pursuant to Section 203 of the Federal Power Act and Filing of Related Interconnection and Operation Agreement Pursuant to Section 205 of the Federal Power Act, in connection with the divestiture of generation assets, to be served upon the Connecticut Resources Recovery Authority and the Connecticut Department of Public Utility Control.

   Dated at Washington, DC, this 12th day of January 2001.

                                      JEFFREY S. BURK
                                      Jeffrey S. Burk
                                      Steptoe & Johnson LLP
                                      1330 Connecticut Ave., N.W.
                                      Washington, D.C.   20036
                                      (202) 429-8157

                              UNITED STATES OF AMERICA
                                     BEFORE THE
                        FEDERAL ENERGY REGULATORY COMMISSION



THE CONNECTICUT LIGHT AND POWER          )       Docket Nos. EC0
COMPANY                                  )                   ER0





                                  VERIFICATION
County of Hartford      )
                        )
State of Connecticut    )


Lisa J. Thibdaue, being duly sworn, deposes and says: That she is Vice President of Rates, Regulatory Affairs, and Compliance of Northeast Utilities Service Company and has the authority to verify the foregoing Application on behalf of The Connecticut Light and Power Company, that she has read said Application, and that, to the best of her knowledge, information and belief, all of the statements contained therein are true and correct.

                                       ______________________________

SUBSCRIBED AND SWORN to before me
on this _____ day of January 2001.

____________________________
Notary Public

My commission expires:  _________________

                                  ATTACHMENT A

                       Statement of the Measure of Control


                     THE CONNECTICUT LIGHT AND POWER COMPANY

Statement of the Measure of Control or Ownership Exercised by or Over
               The Connecticut Light and Power Company

   The Connecticut Light and Power Company ("Applicant") is a public utility under the Federal Power Act and is a wholly owned subsidiary of Northeast Utilities, a registered public utility holding company under
Section 79e(a) of the Public Utility Holding Company Act of 1935. As of the date of this Application, there is no ownership or control by or over Applicant as to any bank, trust company, banking association or firm that is authorized by law to underwrite or to participate in the marketing of securities of a public utility, or any company supplying electric equipment to Applicant.

                                   ATTACHMENT B

                         Agreements Related to Transaction




                                    ATTACHMENT C

                                   Form of Notice


                              UNITED STATES OF AMERICA
                                     BEFORE THE
                        FEDERAL ENERGY REGULATORY COMMISSION



THE CONNECTICUT LIGHT AND POWER               )     Docket Nos. EC0
COMPANY                                       )                 ER0


                              NOTICE OF FILING

   Take notice that on January 12, 2000, The Connecticut Light and
Power Company ("Applicant") tendered for filing an Application for approval under Section 203 of the Federal Power Act for approval of the disposition of jurisdictional facilities that will result from the sale of certain generating units to the Connecticut Resources Recovery Authority ("CRRA") and for acceptance under Section 205 of the Federal Power Act an Interconnection and Operation Agreement relating to those facilities. Applicant requests an effective date for the Interconnection and Operation Agreement of February 28, 2001, and states that copies of this filing are being mailed to CRRA and the Connecticut Department of Public Utility Control.

   Any person desiring to be heard or to protest this filing should file a petition to intervene, comments, or protest with the Federal Energy Regulatory Commission, 888 First Street N.E., Washington, DC 20426, in accordance with Rules 211 and 214 of the Commission's Rules of Practice and Procedure, 18 C.F.R. Sec.Sec. 385.211, 385.214. All petitions to intervene, comments, or protests should be filed on or before _____. Comments and protests will be considered by the Commission in determining the appropriate action to be taken, but will not serve to make protestants parties to the proceeding. Any person wishing to become a party must file a petition to intervene. Copies of the filing are on file with the Commission and are available for public inspection. This filing may also be viewed on the Internet at http://www.ferc.fed.us/online/rims.htm (call 202-208-2222 for assistance).

                              David P. Boergers
                                 Secretary



[FN]

<F1>   16 U.S.C. Sec. 824b, 824d (1994).

<F2>   18 C.F.R. Pts. 33, 35 (2000).

<F3>   As a political subdivision of the state of Connecticut under
Connecticut General Statute Section 22a-261(a) (1999), CRRA is not subject to the requirements of Part II of the FPA. See 16 U.S.C. Sec. 824f (1994) ("No provision in this Part shall apply to . . . any political subdivision of a state. . . ."); W. Ky. Energy Corp.,et al.,83 FERC  61,336 at 62,358 n.3(1998).
Consequently, CRRA has not been included as a party to this Application.

<F4>   CONN. GEN. STAT. Sec. 16-244e (1999).

<F5>   DPUC Review of The Connecticut Light and Power Company's Divestiture
Plan, Docket No. 98-10-08 (Jan. 8, 1999).

<F6>   15 U.S.C. Sec. 79e(a) (1994).

<F7>   See Conn. Light & Power Co., et al., 89 FERC Paragraph 62,119 (1999)
(granting Sec. 203 authorization for Applicant's sale of jurisdictional assets associated with approximately 2,235 MWs of fossil-fuel generation to various subsidiaries of NRG Energy, Inc.); Conn. Light & Power Co., et al.,
89 FERC Paragraph 62,119 (1999) (granting Sec. 203 authorization for the sale by Applicantand another of the NU Operating Companies, Western Massachusetts Electric Company, of jurisdictional assets associated with approximately
1,329 MWs of hydroelectric and fossil-fuel generation to their affiliate, Northeast Generation Company).

<F8>   In Docket No. EC00-137-000, CL&P and certain other co-owners of the
Millstone nuclear units filed their application under Section 203 for the transfer of jurisdictional facilities associated with the sale of the Millstone Units to a subsidiary of Dominion Resources, Inc. CL&P is in the process of divesting its four-percent interest in the Seabrook nuclear plant.

<F9>   NU is in the process of merging with Consolidated Edison, Inc., the parent company of Consolidated Edison Company of New York, Inc., and Orange and Rockland Utilities, Inc. The Commission granted Sec. 203 authorization for the merger on June 1, 2000. Consol. Edison, Inc. and Northeast Utils., 91 FERC Paragraph 61,225.

<F10>  Northeast Utils. Serv. Co., 87 FERC Paragraph 61,063 (1999) ("NUSCO").

<F11>  CONN. GEN. STAT. Sec.Sec. 22a-257 et seq. (1999).

<F12>  Application of the Connecticut Resources Recovery Authority for
Approval of Condemnation of Property of the Connecticut Light and Power Co., Decision, Docket No. 99-06-27 (Sept. 1, 1999) ("DPUC Decision").

<F13>  Applicant and CRRA had originally intended that the transfer of assets occur prior to June 1, 2000, and had negotiated the price of $10 million on that basis. Because the terms of the transfer were not finalized in time, however, Applicant and CRRA agreed to an Operating and License Agreement for the South Meadow jets, dated May 30, 2000, that shifted certain risks and rewards associated with South Meadow to CRRA as of June 1, 2000, and thus avoided the need for re-negotiation of the purchase price.
As an agreement that arguably involved Applicant's provision of power in exchange for some portion of the purchase price, fuel and other operating costs, the Operating and License Agreementwas submitted as a service agreement under the NU Operating Companies' market-based rate tariff on May 31, 2000, and accepted for filing by the Commission in an Unreported Letter Order
Dated July 21, 2000, in Docket No. ER00-2653-000.

<F14>  Because of CRRA's status as a non-jurisdictional entity, the agreement between CRRA and Enron is not jurisdictional. See Part II of the FPA, 16 U.S.C. Sec. 824f (1994); W. Ky. Energy Corp., et al., 83 FERC Paragraph 61,336 at 62,358 n.3 (1998). The second Electricity Purchase Agreement between Enron and Applicant is covered under Enron's market-based rate tariff.
See Enron Power Mktg., Inc., 65 FERC 61,305 (1993) (granting EPM authority to sell power at market-based rates in Docket No. ER94-24-000).

<F15>  See, e.g., Baltimore Refuse Energy Sys. Co. and Wheelabrator Milbury,
Inc., 40 FERC Para 61,366 at 62,117 (1987); Ky. Utils. Co., 85 FERC Para 61,274
at 62,112 n.37 (1998) (noting that the Commission's change in policy in regard to rate-making treatment of certain interconnection facilities
"does not affect our jurisdiction for purposes of Section 203 or any other Section of the FPA.").

<F16>  See, e.g., Pacific Power & Light v. FPC, 11 F.2d 1014, 1016-17
(9th Cir. 1940); Kan. Power & Light Co.,
54 FERC Para 61,077 at 61,251-52 (1991).

<F17>  See id.

<F18>  Inquiry Concerning the Commission's Merger Policy Under the Federal
Power Act: Policy Statement, Order No. 592, FERC Stats. & Regs. Para 30,110
(1996), reh'g order, Order No. 592-A, 79 FERC  61,321 (1997)
("Merger Policy Statement").

<F19>  See, e.g., N.Y. State Elec. & Gas Corp., 86 FERC Para 61,020
(1999); Boston Edison Co., 82 FERC Para 61,311
(1998); New England Power Co., 82 FERC Para 61,179 (1998), order on reh'g, 83 FERC Para 61,275 (1998) ("NEP").

<F20>  Revised Filing Requirements Under Part 33 of the Commission's
Regulations: Final Rule, Order No. 642,93 FERC Para 61,164, mimeo at 4-5
(2000) ("Order 642"). According to CRRA, it currently has three power projects located in NEPOOL: the Bridgeport project located in Bridgeport, Connecticut (80 MW); the Southeast Connecticut project located in Preston, Connecticut (16 MW); and the Wallingford project located in Wallingford,
Connecticut (14 MW).   CRRA's combined 110 MW from these three projects is
less than one-half of one percent of the total generation capacity in NEPOOL, the relevant geographic market. The sale of South Meadow to CRRA will not have a material change in market concentration in NEPOOL. The Commission has recognized that a transfer of assets having only a de minimis effect on generation market power does not raise competitive concerns and is not inconsistent with the public interest. See Duke Power Co. and PanEnergy Corp., 79 FERC Para 61,236 (1997); Indeck Capital, Inc.,
Black Hills Corp., 91 FERC Para 61,287 (2000); see also Order 642, mimeo at 84. NEP at 61,659.

<F23>  Merger Policy Statement at 30,124-25.

<F24>  See Long Island Lighting Co., 82 FERC Para  61,129 at 61,465 (1998).

<F25>  15 U.S.C. Sec. 79l(d) (1994).

<F26>  E.g., W. Mass. Elec. Co., 63 FERC Para  61,039 (1993).
